Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Solaris Resources Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

					Proposed
					Maximum		Maximum
	Security	Fee			Offering		Aggregate		Amount of
Security	Class	Calculation	Amount		Price Per		Offering	Fee	Registration
Type	Title	Rule	Registered		Unit		Price	Rate	Fee
Equity	Common Shares, no par value to be issued pursuant to options to be granted under the Plan	Rule 457(c) and (h)	4,026,549	(1)(2)	$2.2775	(3)	$9,170,465.35	$153.10 per $1,000,000	$1,404.00
Equity	Common Shares, no par value to be issued pursuant to outstanding options under the Plan	Rule 457(h)	12,230,000	(1)(4)	$2.7838	(5)	$34,045,874.00	$153.10 per $1,000,000	$5,212.42
Total Offering Amounts							$43,216,339.35		$6,616.42
Total Fee Offsets									-
Net Fee Due									$6,616.42

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of Common Shares, no par value (the “Common Stock”) of Solaris Resources Inc. (the “Registrant”) that become issuable under the Solaris Resources Inc. Stock Option Plan (the “Plan”) to prevent dilution in the event of stock splits, stock dividends or similar transactions.

(2)	Represents Common Stock to be issued upon exercise of options to be granted under the Plans.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on NYSE American, on November 13, 2024.

(4)	Represents Common Stock to be issued upon exercise of outstanding options granted under the Plans.

(5)	Based on the weighted average exercise price of the outstanding options of $2.7838 (based on a weighted average exercise price of C$3.8918, converted to US$ at a rate of C$1.3980:US$1).